Exhibit 3.5

RESTATED BYLAWS

“MINERA FLORIDA LIMITADA”

(up to March 20, 2018)

FIRST: A limited liability company is constituted between Minera Yamana Chile SpA and Minera Yamana Inc. The Company shall be governed by these bylaws, by the provisions of Lay N° 3,918 and its amendments and by the pertinent provisions of the Civil Code and Code of Commerce.

SECOND: The Company’s name shall be MINERA FLORIDA LIMITADA, being able to use the expression “Minera Florida Ltda.” for commercial, advertising and other purposes.

THIRD: The domicile of the Company is the borough of Alhué, Metropolitan Region. However, the Company will be able to open agencies, branches or offices in any other part of the country or abroad.

FOURTH: The purpose of the Company shall be the development of mining activities, including the exploration and exploitation of mining sites, either for themselves or on behalf of third parties, as well as the investment in all kind of equity rights and shares of companies that develop mining activities, the marketing of minerals, and in general, any others activities related to mining, as well as the development of all kinds of agricultural activities, either on their own account or on behalf of others, including participation in companies that develop agricultural activities.

FIFTH: The capital of the Company shall be US$130,000,000.00, fully paid and contributed by the partners in the following proportions: a) Minera Yamana Chile SpA, the equivalent to 99.9% of the Company´s capital

; and b) Minera Yamana Inc., the equivalent to 0.1% of the Company´s capital.

SIXTH: The liability of the partners is limited to the amount of their contributions.

SEVENTH: The use of the Company name and the Company’s management shall correspond to the partner Minera Yamana Chile SpA, who shall act for this purpose through one or more delegates, who may act separately, appointed by a public deed, noted on the margin of the Company’s registration in the Registry of Commerce, moment from which the delegation shall be effective vis a vis third parties. Notwithstanding the appointment of one or more delegates, Minera Yamana Chile SpA may always act as an administrator and representative of the Company, through its own representatives or attorneys.

Unless it is expressly restricted in the appointment deed, the administrator Minera Yamana Chile SpA as well as its delegate(s), shall have full authority of administration and disposal to carry out, on behalf of the Company, any matter, business, action, transaction, appearance, lawsuit, act or contract which relates or not with the Company´s purpose, circumstance which shall not be evidenced vis a vis third parties.

As an example, it is left on record that the managing powers include, among others, the following:

a) To appoint and remove the Company´s General Manager and the other workers of the Company; to set and amend the workers payroll, their remunerations and duties;

b) To agree and amend the general regulations that will govern the Company´s operations and to issue and amend its internal regulations;

c) Form, acquire, buy and transfer exploration and exploitation mining concessions, submit pedimentos and manifestaciones [mining claims requests], carry out measurement surveys and execute any other kind of mining agreements, with no limitations, as well as to execute any other act or agreement related to the development of the business included in the Company’s purpose;

d) To purchase and acquire under any title real estate or personal property, whether tangible or intangible, to sell them and dispose of them under any title and to encumber them with easements, mortgages or pledges of any kind;

e) To enter into rental, services, construction, transportation, freight, employment, insurance and any other type of contracts; to amend such contracts and terminate them in any manner;

f) To collect and receive any amounts owed to the Company and to grant receipts, cancellations and releases;

g) To obtain loans with or without interests as mutuum, promissory notes, advances against approval, overdraws, credits in checking accounts or in any other manner; place and withdraw deposits of money, goods, or sight and term securities; open, close and manage bank or commercial checking accounts, learn about their transactions, approve their balances, obtain checkbooks, draw and overdraw on such accounts; draw, accept, reaccept, revalidate, endorse, discount and object checks, bills of exchange, promissory notes and other commercial documents; place and cancel bank guarantees (boletas de garantía), withdraw securities held in deposit and lease safety boxes;

h) To enter into foreign trade and foreign exchange transactions with the following powers: to submit and execute import and export registration documents; to equip private storages or duty free warehouses; to authorize bank charges for foreign trade and foreign exchange operations; to withdraw and endorse bills of lading and other documents; to request the drawing of checks and other documents in foreign currency and, in general, to carry out foreign trade and foreign exchange operations which directly or indirectly relates with its purpose;

i) To represent the Company before any authority or entity of any nature whatsoever, of a mining, administrative, municipal, customs, tax, environmental, treasury, labor, social security, water nature, the Central Bank of Chile, the Chilean Commission of Copper and any other, and to submit to them all kinds of requests, provide information and exercise all rights that may apply;

j) To represent the Company in and out of courts with the powers set forth in both paragraphs of Article 7 of the Civil Procedure Code, especially with the power to waive the legal action filed in lower courts, to accept the legal action filed by the other party; to answer interrogatories; to waive remedies or deadlines fixed by law; to reach settlements and commitments; grant arbitrators powers to act as mixed arbitrators (árbitro arbitrador); to approve agreements and to collect;

k) To form civil or commercial companies of any nature, associations, joint ventures, or any type of associations, and to amend, dissolve and terminate those companies it is a party to; to represent the Company in shareholders or partners meetings; and

l) To grant general and special powers of attorney and to delegate its powers partially.

EIGHT: The Company may contract with any of the partners.

NINTH: The partners agree to distribute the profits and losses pro rata to their contributions. As of December 31 of each year, the Company shall prepare a general balance sheet. The financial statements shall be subject to the partners’ approval. The profits shall be distributed in the opportunity that the partners mutually agree upon.

TENTH: The duration of the Company shall be 20 years as from July 12th, 2006, term that is understood to be extended automatically for successive periods of 5 years if none of the partners expresses its desire to terminate it at the end of the term in force by then, by means of a declaration made by public deed noted in the margin of the registration of the Company´s excerpt, in the Registry of Commerce of the relevant Real Estate Registry at least six months in advance to the expiration of the original term or the applicable renewal.

ELEVENTH: The liquidation of the Company and the division of the common assets shall be made by mutually agreement of the partners, and if the partners fail to reach an agreement, the liquidation shall be made by the arbitrator appointed thereupon.

TWELFTH: Any difficulties that may arise between the partners which relate to the validity, nullity, termination, performance, application, term, compliance, interpretation of this contract or to any other matter arising between the partners related to the liquidation of the Company, shall be resolved in sole instance by an arbitrator, who shall act summarily without the form of a lawsuit, and his decisions shall not be subject to further remedies which the parties waive herein, including the casación and queja. By mutual agreement the partners shall appoint an arbitrator with domicile in Santiago, who shall act as a mixed arbitrator (árbitro arbitrador). If the parties fail to reach an agreement, each one of them shall appoint an arbitrator, who shall jointly appoint a third arbitrator to resolve the matter.

THIRTHEENTH: For all legal purposes arising out of this agreement, the parties fix their domicile in Santiago, Chile.